UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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RMR Real Estate Income Fund

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FOR IMMEDIATE RELEASE	Contact:

Joselyn Fine, Manager, Investor Relations

(617) 796-8253

www.rmrfunds.com

RMR Real Estate Income Fund Announces Intention to Convert to a

Commercial Mortgage REIT

The Independent Trustees and The Board Recommends Shareholders Vote “FOR” the Business Change Proposal, as Best Means to Improve Long Term Shareholder Value

Business Change Provides Path to Potentially Meaningfully Increase Distributions to Shareholders in the Future

Absent this Business Change, Distributions to Shareholders Expected to Decline in 2020 Without Any Means to Potentially Recover or Increase the Distributions in the Future

RMR Advisors LLC, the Fund’s Advisor, Has Committed to Pay All Third-Party Costs

Related to Consideration and Approval of the Business Change

Newton, MA (December 16, 2019):  RMR Real Estate Income Fund (NYSE American: RIF) today announced the filing of a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) to hold a Special Meeting to convert RIF from a registered investment company to a commercial mortgage REIT and to amend RIF’s fundamental investment policies and restrictions to permit RIF to pursue its new business (the “Business Change Proposal”).  The Business Change Proposal was unanimously approved by RIF’s Board of Trustees, including all the members of the Board who are independent trustees (the “Independent Trustees”).

As a commercial mortgage REIT, RIF will focus on originating and acquiring first mortgage whole loans, generally of $50.0 million or less, secured by middle market and transitional commercial real estate.

The Board of Trustees believes this business change proposal is the best path for RIF to increase shareholder value because it has the potential to meaningfully increase the distributions paid to shareholders in the future as well as the price at which RIF’s common shares trade relative to net asset value (NAV).

RIF shareholders are urged to vote FOR the Business Change Proposal to convert RIF to a commercial mortgage REIT.

Adoption of the Business Change Proposal is expected to provide the following opportunities and benefits for RIF’s shareholders:

•      Provides potential path to long-term distribution growth.  The Fund’s current managed distribution rate is not supported by current and forecasted cash flow from earnings and in recent quarters has included a return of capital.  Without action, the distribution rate would likely need to be reduced beginning in 2020 from its current $0.33 per common share on a quarterly basis in order to make regular quarterly distributions sustainable over the long term.  While distributions might be temporarily reduced during the Business Change Proposal implementation, conversion to a commercial mortgage REIT could provide RIF shareholders an opportunity to return to, or possibly, meaningfully exceed, the current distribution rate once a business plan as a mortgage REIT is fully implemented.

•      Positions RIF to weather economic downturns.  Debt is senior to equity and may offer lower risk of income volatility, particularly in a declining economic environment where common share distributions are likely the first income streams to come under pressure.  Conversion to a commercial mortgage REIT could provide RIF shareholders with a debt-focused investment strategy that provides a more favorable risk-return tradeoff than equity investments in listed real estate securities.

•      Leverages the experience of Advisor and its affiliates to take advantage of current financing environment.  With a decrease in available capital from traditional commercial real estate (CRE) debt providers, borrowers are looking to alternative CRE lenders who can operate with fewer regulatory constraints.  Additionally, a large volume of maturing loans in the next five years may result in the need for borrowers to refinance assets.   As a commercial mortgage REIT, RIF can leverage the Advisors’ and its affiliates’ experience originating loans to take advantage of the current environment to pursue opportunities that may have attractive risk adjusted investment returns.

•      Establishes new investment objective to balance capital preservation with generating risk adjusted returns:  The Board has determined that a change from an objective of paying a high level of current income to common shareholders, with capital appreciation, to one of balancing capital preservation with generating attractive risk adjusted returns through a commercial mortgage REIT structure may allow more flexibility to take advantage of changing market conditions and improve long term shareholder value.

•      Provides a catalyst to minimize or eliminate valuation gap.  The Fund’s common shares have historically traded at a discount to NAV, even when returns have been better than RIF’s benchmark index and peer group.  Many commercial mortgage REITs that follow our intended business strategy following the Business Change Proposal have historically traded at, or in excess of, NAV.

Business Change Proposal Implementation

If the Business Change Proposal is approved by shareholders, RIF will begin to realign its portfolio so that it is no longer an “investment company” under the Investment Company Act of 1940 and file an application with the SEC for a Deregistration Order.  RIF intends to sell its existing investments and transition its portfolio into commercial mortgages as opportunities within the new investment scope arise.

After deregistration, the Board anticipates RIF would terminate its existing investment advisory agreement and enter into a new management agreement with its Advisor or an affiliate of the Advisor to provide day-to-day management.

RIF anticipates seeking to maintain a quarterly distribution as high as reasonably practicable.  RIF’s advisor, RMR Advisors LLC, has committed to bear all third-party costs and expenses related to consideration and approval of the Business Change Proposal.

With the Business Change Proposal, RIF intends to operate as a commercial mortgage REIT.  The full implementation of the Business Change Proposal is anticipated to have a positive impact on the sustainability and potential growth of RIF’s earnings and distribution rate over the long term.  The implementation period may last up to two years, with full implementation not projected until after the SEC approves the Deregistration Order.

For more details on the implications of the Business Change Proposal, please review the preliminary proxy on file with the SEC.

Proxy Statement and Special Meeting of Shareholders

A copy of the Company’s preliminary proxy statement is available free of charge on the SEC’s website at www.sec.gov.  The preliminary proxy statement is not complete and is subject to review by the SEC staff and other changes by RIF.  RIF expects to file a definitive proxy statement which will then be available free of charge at www.rmrfunds.com, or at the SEC website, www.sec.gov.  Shareholders should read the preliminary proxy statement and the definitive proxy statement, when it becomes available, carefully because they both contain or will contain important information. Shareholders should make no decision about the proposal until reviewing the definitive proxy statement sent to them.

RIF and its trustees and officers, RMR Advisors LLC and its affiliates’ respective members, trustees, directors, shareholders, officers and employees, Morrow Sodali LLC and other persons may be deemed to be participants in the solicitation of proxies with respect to the Business Change Proposal.  Shareholders may obtain more detailed information regarding the direct and indirect interests of the foregoing persons by reading the preliminary proxy statement filed with the SEC, and the definitive proxy statement to be filed with the SEC, regarding the Business Change Proposal.

RIF is a closed end investment company advised by RMR Advisors LLC. RMR Advisors LLC is a wholly owned subsidiary of The RMR Group LLC, an alternative asset management company. The RMR Group LLC is the majority owned operating subsidiary of The RMR Group Inc. (Nasdaq: RMR). The RMR Group Inc. is headquartered in Newton, MA.

WARNINGS REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute forward-looking statements within the meaning of the private securities litigation reform act of 1995 and other securities laws. These forward-looking statements are based upon RIF’s present intent, beliefs and expectations, but forward-looking statements are not guaranteed to occur and may not occur for numerous reasons, some of which are beyond RIF’s control.  For example:

•      The press release describes the potential benefits of RIF’s Business Change Proposal. If RIF is unsuccessful in implementing the Business Change Proposal, these potential benefits may never be realized. If these potential benefits are not realized, RIF may be unable to maintain, return to or exceed its current distribution rate on its common shares and RIF’s common shares may not trade at or near NAV. Even if RIF successfully completes the Business Change Proposal, RIF’s portfolio of commercial mortgage loans may underperform expectations for a variety of reasons which could lead to losses for shareholders.

•      The press release describes RIF’s need to obtain a deregistration order under the Investment Company Act of 1940 from the SEC. The timing for receiving a deregistration order cannot be predicted with certainty. The press release states that the implementation period for the Business Change Proposal may last up to two years; however, this time period is an estimate and may vary depending upon the length of the deregistration process with the SEC, tax considerations and the pace at which RIF will be able to originate or invest in first mortgage whole loans. Any delay in receiving the deregistration order beyond the projected two-year implementation period may delay RIF’s ability to operate like a typical REIT not subject to the Investment Company Act of 1940 and would delay RIF’s ability to realize any anticipated benefits from becoming a commercial mortgage REIT.

•      The press release describes an anticipated increase in RIF’s distribution rate after the full implementation of the Business Change Proposal. This benefit may not be realized if RIF is unsuccessful in implementing the Business Change Proposal. This could occur due to, for example, lower income streams from loans than anticipated and higher than anticipated expenses. Moreover, it is likely that, although RIF anticipates seeking to maintain a quarterly distribution on its common shares as high as reasonably practicable, RIF’s distribution rate on its common shares will decrease during the implementation period for the Business Change Proposal if it is approved by shareholders because RIF expects its cash flow from earnings and the status and availability of capital gains it realizes from its portfolio to decline during its transition to a commercial mortgage

REIT. This decline could result from the rotation out of existing investments, the need to establish income streams from commercial mortgage originations, the potential for holding assets in temporary investments with lower yields such as agency whole pool certificates and the availability or unavailability of realized capital gains to distribute, among other potential variables.

•      The press release describes the implementation of a Business Change Proposal that is subject to approval by RIF’s shareholders. RIF’s shareholders may choose not to approve the Business Change Proposal, and if RIF’s shareholders do not approve the Business Change Proposal then RIF will not realize any of the anticipated benefits of the Business Change Proposal.

•      The press release describes RIF’s views as to the relative desirability of debt investments in varying economic environments, and the market opportunity as an alternative CRE lender. RIF’s anticipated debt investments may not perform as expected in a particular economic environment, including a declining economic environment, and this could lead to defaults, write-offs and complete losses of shareholder value. Moreover, the dynamics favoring alternative CRE lenders may change to RIF’s detriment, in which case desirable origination opportunities may not be available to RIF.

For these and other reasons, investors should not place undue reliance upon forward-looking statements. Except as required by law, RIF does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

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